Exhibit 99.1

              McMoRan Exploration Co. Reports

Fourth-Quarter and Twelve Month 2003 Results

& Updates Gulf of Mexico Drilling and

Main Pass Energy HubTM Activities

HIGHLIGHTS

•

Established multi-year exploration Joint Venture which provides for new partner to commit a minimum of $200 million to participate in 40 percent of McMoRan’s interest in its drilling activities.

o

The first well, Dawson Deep at Garden Banks Block 625, is currently drilling below 22,750 feet.

o

Three additional wells, Phoenix at Eugene Island Blocks 212/213, Deep Tern Miocene at Eugene Island Block 193, and Lombardi Deep at Vermilion Block 208, are expected to spud during the first quarter of 2004.

•

JB Mountain/Mound Point activities in the OCS 310/Louisiana State Lease 340 area:

o

Three wells currently on-line (JB Mountain No. 1, JB Mountain No. 2, and Mound Point Offset) at an aggregate rate of approximately 100 million cubic feet of natural gas equivalent per day (Mmcfe/d).

o

South Marsh Island Block 223 No. 221 (JB Mountain No. 3) development well currently drilling below 13,500 feet.

o

Mound Point No. 2 development well is expected to commence drilling in first quarter 2004.

•

Advancing efforts to establish the Main Pass Energy HubTM (MPEHTM) as one of the first U.S. offshore liquefied natural gas (LNG) projects, with application for license to be filed in first quarter 2004.

•

McMoRan’s unrestricted cash balance on January 21, 2004 approximated $98 million.

NEW ORLEANS, LA, January 22, 2004 – McMoRan Exploration Co. (NYSE:MMR) today reported a net loss of $20.5 million, $1.22 per share, for the fourth quarter of 2003 compared with net income of $5.8 million, $0.27 per share for the fourth quarter of 2002.  McMoRan’s net loss from its continuing oil and gas operations totaled $18.8 million, $1.14 per share, during the fourth quarter of 2003, compared with net income of $8.3 million, $0.36 per share for the same period in the prior year.  McMoRan’s fourth-quarter 2003 results include exploration expenses of $5.5 million, an impairment charge of $3.9 million to reduce the net book value of the Vermilion Block 160 field to its estimated net fair value at December 31, 2003 and $4.3 million in start-up costs for the MPEHTM project.  McMoRan’s fourth-quarter 2002 results include a $14.1 million gain associated with the formation of the K-Mc I joint venture and the related acquisition of McMoRan’s Main Pass Block 299 (Main Pass) oil producing assets.

Summary Financial Table	Fourth Quarter		Twelve Months
	2003	2002	2003	2002
	(In thousands, except per share amounts)
Revenues	$4,797	$8,997	$16,114	$43,768
Operating income (loss)	(16,798)	7,142	(38,947)	17,942 [a]
Income (loss) from continuing operations	(18,796)	8,283	(41,847)	18,544
Income (loss) from discontinued operations	(1,276)	(2,040)	(11,233)	(503)
Cumulative effect adjustment [b]	-	-	22,162	-
Net income (loss) applicable to common stock	(20,497)	5,780	(32,656)	17,041
Diluted net income (loss) per share: Continuing operations	$(1.14)	$0.36	$(2.62)	$0.93
Discontinued operations	(0.08)	(0.09)	(0.68)	(0.02)
Cumulative effect adjustment	-	-	1.33	-
Applicable to common stock	$(1.22)	$0.27	$(1.97)	$0.91
Diluted average shares outstanding [c]	16,802	23,384	16,602	19,879

a.

Includes $44.2 million of gains associated with the disposition of oil and gas properties during 2002 including Main Pass Block 299 in connection with the formation of the K-Mc I joint venture in December 2002.

b.

First-quarter 2003 cumulative effect adjustment reflects adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003.

c.

Assumes the conversion of 1.4 million shares of 5% convertible preferred stock into 7.3 million common shares, resulting in exclusion of $0.4 million (fourth quarter 2002) and $1.0 million (twelve months 2002) of preferred dividends and inclusion of 7.3 million shares and 3.9 million shares, respectively.    With respect to the 2003 periods, the diluted earnings per share calculations exclude the assumed conversion of McMoRan’s convertible preferred stock, convertible debt (issued in July 2003) and stock warrants (issued in December 2002 and September 2003) into approximately 18.8 million shares of McMoRan common stock because the loss from continuing operations would make such conversions anti-dilutive.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “We are encouraged by the positive deep drilling results in the JB Mountain/Mound Point area and will continue our aggressive exploration and development activities on this large acreage position.  We are also enthusiastic about the recently announced participation agreement with our new partner which enables us to proceed in significantly broader exploratory drilling outside our JB Mountain/Mound Point area on a basis that provides our shareholders enhanced exposure to potential discoveries.  We have one well drilling and three additional wells will begin drilling in the first quarter 2004 in addition to our drilling in the JB Mountain/Mound Point area.  These drilling activities along with our offshore LNG project provide meaningful opportunities to add long-term value for shareholders.”

Further information about key operational and financial developments are discussed below.

OIL & GAS OPERATIONAL UPDATE:

McMoRan plans to conduct an active exploration program during 2004 through its participation in the JB Mountain/ Mound Point area and in other Gulf of Mexico drilling opportunities. McMoRan’s current exploration acreage position consists of approximately 200,000 gross acres. Over the last three years, McMoRan’s exploration team has undertaken an intensive effort to evaluate this acreage position and opportunities to pursue its strategy focused on deep gas exploration in the shallow waters of the Gulf of Mexico.  In addition to opportunities in the JB Mountain/Mound Point area, McMoRan has identified 17 prospects outside this area which are available to drill, most of which are deep exploration targets for natural gas near existing production infrastructure in the shallow waters of the Gulf of Mexico.

McMoRan recently announced a multi-year exploration joint venture with a private exploration and production company, which has committed to spend a minimum of $200 million of exploration funds.  Under terms of the agreement, the private company will participate for 40 percent of McMoRan’s interests in prospects drilled during this period.  Over the next twelve months, McMoRan and its partner plan to participate in 10 to 12 wells with one well at Garden Banks Block 625 now drilling and three prospects expected to commence drilling in the first quarter of 2004. The three prospects include the Lombardi Deep prospect at Vermilion Block 208, the Deep Tern Miocene prospect at Eugene Island Block 193, and the Phoenix prospect at Eugene Island Blocks 212/213.

Drilling activities at the Dawson Deep prospect at Garden Banks Block 625 commenced on December 12, 2003.  This exploration well is currently drilling below 22,750 feet and will continue to a measured depth of 23,700 feet (true vertical depth of 22,700 feet) to test deep exploration objectives.  McMoRan’s new partner is participating in this prospect with a 20 percent working interest (40 percent of McMoRan’s 50 percent interest).  As a result, McMoRan owns a 30 percent working interest and a 24 percent net revenue interest in the well.  The Dawson Deep prospect, operated by Kerr McGee Oil & Gas Corporation (NYSE:KMG) with a 25 percent working interest, is located on a 5,760 acre block adjacent to the recently commissioned Gunnison spar facility, which achieved its initial production in December 2003, and is located approximately 150 miles offshore Texas in over 2,900 feet of water.

JB Mountain/Mound Point Area:

Gross production from the three producing wells in the JB Mountain/Mound Point area approximates 100 Mmcfe/d.  The South Marsh Island Block 223 No. 218 well (“JB Mountain No. 1”), which commenced production in June 2003, is currently producing at a gross rate of approximately 38 Mmcfe/d. The Louisiana State Lease 340 well (“Mound Point Offset”), which commenced production in October 2003, is currently producing at a gross rate of approximately 36 Mmcfe/d.  In January 2004, the South Marsh Island Block 223 No. 219 development well (“JB Mountain No. 2”) commenced production, less than one-month after it was flow tested.   Currently the well is producing at a gross rate of 26 Mmcfe/d.  Enhancements to the production facilities jointly handling the JB Mountain and Mound Point wells are expected to be completed during the first quarter of 2004.

As previously announced, the JB Mountain No. 2 was drilled to a total measured depth of 22,375 feet and wireline logs indicated that the well encountered significant intervals of hydrocarbon pay in the “Gyrodina” sand section.  The hydrocarbon intervals identified in this well are structurally high to the original JB Mountain well substantially as anticipated in the pre-drill geological prognosis.

The South Marsh Island Block 223 No. 221 (“JB Mountain No. 3”) well commenced drilling on December 15, 2003.  This development well, which is drilling below 13,500 feet, has a proposed total depth of 21,000 feet and is located approximately one mile south of the JB Mountain No. 1 well.  Drilling of the next Louisiana State Lease 340 well (“Mound Point Offset No. 2”) is expected to commence in the first quarter of 2004.

The JB Mountain and Mound Point deep-gas prospects are located in a shallow water area where McMoRan is a participant in an exploration program which currently controls approximately 45,000 acres of an approximate 80,000-acre exploratory area in which McMoRan is involved, including portions of OCS Lease 310 and portions of the adjoining Louisiana State Lease 340.  The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect.  As previously reported, under terms of the program, the operator is funding all of the costs attributable to McMoRan’s interests in four prospects, including the JB Mountain and Mound Point Offset prospects, and will own all of the program’s interests until the program’s aggregate production from the prospects totals 100 billion cubic feet of gas equivalent attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan.  Under the terms of this program, all exploration and development costs associated with the program’s interest in any future wells in these areas will be funded by the exploration partner during the period prior to when McMoRan’s potential reversion occurs.

As previously announced, the operator of the Hurricane well, located at South Marsh Island Block 217, conducted a production test in January 2004 which deemed the well to be non commercial.  The well will be plugged and abandoned.  As of January 21, 2004, McMoRan incurred approximately $4.1 million for the well, $3.2 million of which was incurred through December 31, 2003 and was charged to exploration expense in the fourth quarter of 2003.  The remaining costs associated with the well will be charged to exploration expense in the first quarter of 2004.  The well provided significant geologic data which enhances the potential for the Hurricane Upthrown prospect which McMoRan plans to drill later this year.

POTENTIAL MAIN PASS ENERGY HUBTM PROJECT:

McMoRan continues to progress the establishment of an offshore energy hub at Main Pass in the Gulf of Mexico to receive and process LNG and store and distribute natural gas.  Advantages of the Main Pass facility include its close proximity to shipping channels and pipelines, significant storage capacity in its two-mile diameter salt dome, timing of construction and operating cost advantages over other proposed projects.  In addition, the offshore location offers potentially important advantages in terms of safety and security.

McMoRan has completed conceptual and preliminary engineering for the project and intends to file a license application with the U.S. Coast Guard in the first quarter of 2004.  McMoRan is engaged in discussions involving commercial arrangements for LNG supply and marketing of gas from the facility in parallel with the permitting process.

FINANCIAL RESULTS:

During the fourth quarter of 2003, McMoRan’s operating loss totaled $16.8 million, which included a $3.9 million impairment charge to reduce the net book value of the Vermilion Block 160 field to its estimated net fair value at December 31, 2003, $5.5 million in exploration expenses (including $3.2 million of unproductive exploratory drilling costs associated with the Hurricane well) and $4.3 million of start-up costs associated with permitting for the Main Pass Energy HubTM.  The loss from McMoRan’s oil and gas operations also reflects lower production volumes associated with the deferral of certain remedial operations until the first quarter of 2004 and higher depreciation expense for the Vermilion Block 160 field.  During the fourth quarter of 2002, McMoRan recorded operating income from its oil and gas operations of $7.1 million, which included a $14.1 million gain associated with the formation of the K-Mc I joint venture.

McMoRan’s operating loss for the twelve months ended December 31, 2003 totaled $38.9 million, including a $27.5 million operating loss associated with its oil and gas activities and $11.4 million of start-up costs for the Main Pass Energy HubTM (including a $6.2 million charge associated with the issuance of stock warrants representing 0.76 million shares of McMoRan’s common stock in September 2003).  The loss from the oil and gas activities during the twelve months ended December 31, 2003 includes $14.1 million in exploration expenses (including $8.8 million of non-productive exploratory well costs) and a $3.9 million impairment charge for the Vermilion 160 field.  For the year ended December 31, 2002, McMoRan’s operating income from its oil and gas operations totaled $17.9 million, which included gains totaling $44.1 million associated with dispositions of certain oil and gas ownership interests and $13.3 million in exploration expenses (including $9.1 million in unproductive exploratory costs) and $7.6 million of impairment charges.

As previously reported, McMoRan’s earnings for the twelve-month 2003 period reflect its adoption of Statement of Financial Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” During the first-quarter of 2003 McMoRan recorded a one-time $22.2 million gain, $1.33 per share, reflecting the cumulative effect of the change in accounting principle.  Approximately $19.4 million, $1.17 per share, of the gain was associated with McMoRan’s closed sulphur facilities, with the remainder related to its oil and gas operations.

REVENUES/PRODUCTION:

During the fourth quarter of 2003, McMoRan’s sales volumes totaled 0.6 billion cubic feet of gas (“Bcf”) and 29,200 barrels of oil compared with 0.6 Bcf of gas and 254,300 barrels of oil during the fourth quarter of 2002, including 239,600 barrels from Main Pass, which was acquired by K-Mc I in December 2002.  McMoRan’s net average daily production totaled approximately 9 Mmcfe/d during the fourth quarter of 2003.  McMoRan expects that its average net daily production will average approximately 10 Mmcfe in the first quarter of 2004.

McMoRan’s oil and gas revenues during the fourth quarter of 2003 benefited from higher average realizations than those received during the fourth quarter of 2002.  McMoRan’s fourth-quarter comparable average realizations for gas averaged $5.44 per thousand cubic feet (“Mcf”) in 2003 and $4.43 per Mcf in 2002; for oil, excluding Main Pass, $31.42 per barrel in 2003 and $27.84 per barrel in 2002.

RESERVES:

Independent reserve engineer’s estimates of McMoRan’s proved oil and gas reserves as of December 31, 2003 were 16.9 Bcfe, compared with 17.5 Bcfe at December 31, 2002.  Including McMoRan’s 33.3 percent equity interest in K-Mc I’s Main Pass oil reserves, McMoRan’s reserves total 26.2 Bcfe at December 31, 2003 compared with 29.1 Bcfe at December 31, 2002.  No amounts are included from the potential reversionary interest from the JB Mountain and Mound Point discoveries or from other wells in progress at year-end 2003.  As previously reported, McMoRan sold interests in three properties in February 2002 subject to a 75 percent reversionary interest after “payout”, which would occur when the purchaser receives proceeds from those properties aggregating $60 million plus an agreed upon annual rate of return.  After payout, 75 percent of the interest sold would revert McMoRan.  Independent reserve engineer’s estimates as of December 31, 2003 include 2.5 Bcfe of proved reserves associated with McMoRan’s reversionary interests in these properties.

DISCONTINUED OPERATIONS:

McMoRan’s discontinued operations resulted in a net loss of $1.3 million in the fourth quarter of 2003 compared with a net loss of $2.0 million in the fourth quarter of 2002.  For the twelve-month period ended December 31, 2003, McMoRan’s discontinued operations generated a loss of $11.2 million, including an estimated $5.9 million loss on the ultimate disposition of its remaining sulphur railcars, as well as retiree-related costs associated with former sulphur employees and caretaking and insurance costs for the closed sulphur facilities.  For the twelve-month period ended December 31, 2002, McMoRan’s discontinued sulphur operations resulted in a net loss of $0.5 million, which included gains totaling $10.2 million associated with the reclamation of McMoRan’s former offshore sulphur mines.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.

                          -----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM  Project and the expected near-term funding of the related permitting process. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; the feasibility of the potential Main Pass Energy HubTM and the ability to obtain significant project financing and regulatory approvals for such project. Such factors and others are more fully described in more detail in McMoRan’s 2002 Annual Report on Form 10-K and McMoRan’s recent Registration Statement on Form S-3, both on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the fourth-quarter 2003 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.   A replay of the call will be available through Friday, February 13, 2004.

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McMoRan EXPLORATION CO.

STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2003	2002	2003	2002
	(In Thousands, Except Per Share Amounts)
Revenues	$4,797	$8,997	$16,114	$43,768
Costs and expenses:
Production and delivery costs	2,204	6,096	7,116	26,223
Depreciation and amortization [a]	7,814	7,313	14,112	24,117
Exploration expenses	5,516	1,616	14,109	13,259
General and administrative expenses	1,723	887	8,313	6,368
Start-up costs for Main Pass Energy HubTM b	4,338	-	11,411	-
Gain on disposition of oil and gas properties [c]	-	(14,057)	-	(44,141)
Total costs and expenses	21,595	1,855	55,061	25,826
Operating income (loss)	(16,798)	7,142	(38,947)	17,942
Interest expense	(2,302)	(10)	(4,599)	(704)
Other income, net	304	1,151	1,700	1,313
Provision for income taxes	-	-	(1)	(7)
Income (loss) from continuing operations	(18,796)	8,283	(41,847)	18,544
Loss from discontinued operations	(1,276)	(2,040)	(11,233)[d]	(503)
Net income (loss) before cumulative effect of change in accounting principle	(20,072)	6,243	(53,080)	18,041
Cumulative effect of change in accounting principle	-	-	22,162	-
Net income (loss)	(20,072)	6,243	(30,918)	18,041
Preferred dividends and amortization of convertible preferred stock issuance costs	(425)	(463)	(1,738)	(1,000)
Net income (loss) applicable to common stock	$(20,497)	$5,780	$(32,656)	$17,041

Net income (loss) per share of common stock:
Basic net income (loss) from continuing operations	$(1.14)	$0.49	$(2.62)	$1.09
Basic net income (loss) from discontinued operations	(0.08)	(0.13)	(0.68)	(0.03)
Before cumulative effect of change in accounting principle	(1.22)	0.36	(3.30)	1.06
Cumulative effect of change in accounting principle	-	-	1.33	-
Basic net income (loss) per share of common stock	$(1.22)	$0.36	$(1.97)	$1.06

Diluted net income (loss) from continuing operations	$(1.14)	$0.36	$(2.62)	$0.93
Diluted net income (loss) from discontinued operations	(0.08)	(0.09)	(0.68)	(0.02)
Before cumulative effect of change in accounting principle	(1.22)	0.27	(3.30)	0.91
Cumulative effect of change in accounting principle	-	-	1.33	-
Diluted net income (loss) per share of common stock	$(1.22)	$0.27	$(1.97)	$0.91
Average common shares outstanding:
Basic	16,802	16,107	16,602	16,010
Diluted	16,802	23,384	16,602	19,879

a.

Includes impairment charges of $3.9 million during the fourth quarter of 2003 to reduce the net book value of the Vermillion Block 160 field to its estimated fair value following a revision of the field’s estimated remaining proved reserves at December 31, 2003 and $7.6 million during 2002 to reduce the net book value of two other fields to their estimated fair values.

b.

Represents costs associated with the pursuit of establishing the Main Pass Energy HubTM.  The year-to-date amount includes a $6.2 million charge for the fair value of warrants representing 0.76 million shares of McMoRan common stock at $5.25 per share, which were granted to K1 USA Energy Production Corporation for their agreeing to reduce their right to participate in the project to 15 percent of McMoRan’s equity interest.

c.

Includes a $29.2 million gain on three oil and gas properties sold in February 2002, a $0.8 million gain from the disposition of one field in June 2002 and a $19.1 million gain on the disposition of oil interests in Main Pass Block 299 partially offset by a $5.1 million charge associated with the issuance of stock warrants that are convertible into approximately 1.74 million shares of McMoRan common stock.

d.

Includes $5.9 million accrual for the estimated loss on the ultimate disposal of the remaining sulphur rail cars.  Sale of the railcars is expected to close during the first quarter of 2004.

I

McMoRan EXPLORATION CO.

OPERATING DATA (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2003	2002	2003	2002
Sales volumes:
Gas (thousand cubic feet, or Mcf)	606,000	623,000	2,011,100	5,851,300	[a]
Oil, excluding Main Pass (barrels)	29,200	14,700	103,400	124,700	[b]
Oil from Main Pass (barrels) [c]	-	239,600	4,200	1,001,900
Plant products (equivalent barrels) [d]	10,400	2,500	20,700	26,100
Average realizations:
Gas (per Mcf)	$ 5.44	$ 4.43	$ 5.64	$ 3.00
Oil, excluding Main Pass (per barrel)	31.42	27.84	31.03	24.24
Oil from Main Pass (per barrel)	-	23.45	24.09	22.03

a.

Sales volumes include 856,000 Mcf of gas associated with oil and gas properties sold in February 2002.

b.

Sales volumes include 18,500 barrels of oil associated with the oil and gas properties sold in February 2002.

c.

The K-Mc I Joint Venture acquired the Main Pass oil operations in December 2002.  Amounts during 2003 represent sale of remaining Main Pass product inventory.

d.

Results include approximately $0.3 million and $0.8 million of revenues associated with plant products (ethane, propane, butane, etc.) during the fourth quarter of 2003 and year ended December 31, 2003, respectively, compared with $0.1 million and $0.9 million of plant product revenues in the comparable periods last year.

II

McMoRan EXPLORATION  CO.

CONDENSED BALANCE SHEETS (Unaudited)

	December 31,
	2003		2002
	(In Thousands)
ASSETS
Cash and cash equivalents, continuing operations	$100,938		$12,907
Cash and cash equivalents from discontinued sulphur operations, $1.0 million and $0.9 million restricted at December 31, 2003 and December 31, 2002, respectively	961		2,316
Restricted investments	7,800	[a]	-
Accounts receivable	6,306		13,645
Inventories	-		120
Prepaid expenses	1,053		791
Current assets from discontinued operations, excluding cash	417		449
Total current assets	117,475		30,228
Property, plant and equipment, net	26,185		37,895
Sulphur business assets, net	312		355
Restricted investments and cash	18,974	[a]	3,500
Other assets	6,334	[a]	470
Total assets	$169,280		$72,448

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$5,345		$5,246
Accrued liabilities	12,894		5,092
Accrued interest	3,900		-
Current portion of accrued oil and gas reclamation costs	238		878
Current portion of accrued sulphur reclamation cost	2,550		8,126	[c]
Current liabilities from discontinued operations	9,258	[b]	5,481
Other	-		328
Total current liabilities	34,185		25,151
6% Convertible Senior Notes	130,000	[a]	-
Accrued sulphur reclamation costs	11,451	[c]	30,421
Accrued oil and gas reclamation costs	7,035		7,116
Postretirement medical benefits obligation	22,181		21,564
Other long-term liabilities	18,435		18,854
Mandatorily redeemable convertible preferred stock	30,586	[d]	33,773
Stockholders' deficit	(84,593)		(64,431)
Total liabilities and stockholders' deficit	$169,280		$72,448

a.

Includes amounts associated with issuance of $130 million of 6% convertible senior notes in July 2003.  Restricted investments include $22.9 million of U.S. Treasury Notes, including $7.8 million classified as current, to be used to pay the first six semi-annual interest payments with the first payment being paid on January 2, 2004.   Other assets include note issuance costs of $7.0 million, net of amortization of $0.7 million.

b.

Includes $5.9 million accrual for the expected loss on the ultimate disposition of McMoRan’s remaining sulphur railcars.  The sale of the railcars is expected to close during the first quarter of 2004.

c.

Decrease reflects the adoption of Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” effective January 1, 2003.

d.

Amount reflects the issuance of 1.4 million shares of 5% convertible preferred stock, par value $25 per share, net of issuance costs of $1.2 million, less 0.1 million shares converted into common stock during 2003.

   III

 McMoRan EXPLORATION CO.

STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended
	December 31,
	2003	2002
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$(30,918)	$18,041
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued sulphur operations	11,233	503
Depreciation and amortization	14,112	24,117
Exploration drilling and related expenditures	8,823	9,097
Gain on disposition of oil and gas properties	-	(44,141)
Gain on the sale of equity investment	-	(1,084)
Cumulative effect of change in accounting principle	(22,162)	-
Compensation expense associated with stock-based awards	2,201	-
Stock warrants granted – Main Pass Energy HubTM	6,220	-
Amortization of deferred financing costs	698	-
Reclamation and mine shutdown expenditures	(699)	(752)
Other	(307)	1,854
(Increase) decrease in working capital:
Accounts receivable	7,337	4,079
Accounts payable and accrued liabilities	7,324	(19,019)
Inventories and prepaid expenses	(142)	211
(Increase) decrease in working capital	14,519	(14,729)
Net cash provided by (used in) continuing operations	3,720	(7,094)
Net cash used in discontinued operations	(10,769)	(11,567)
Net cash used in operating activities	(7,049)	(18,661)
Cash flow from investing activities:
Exploration, development and other capital expenditures	(5,523)	(16,984)
Purchase of restricted investments	(22,928)	-
Increase in restricted investments	(127)	-
Proceeds from disposition of oil and gas properties	-	63,400
Net cash (used in) provided by continuing operations	(28,578)	46,416
NNet cash provided by discontinued operations	189	58,583
NNet cash (used in) provided by investing activities	(28,389)	104,999
Cash flow from financing activities:
Proceeds from 6% convertible senior notes offering	130,000	-
Net proceeds from equity offering	-	33,698
Financing costs	(7,032)	-
Repayment of borrowings on oil and gas credit facility	-	(49,657)
Dividends paid on convertible preferred stock	(1,631)	(924)
Proceeds from exercise of stock options and other	777	268
Net cash provided by (used in) continuing operations	122,114	(16,615)
Net cash provided by (used in) discontinued operations	-	(55,000)
Net cash provided by (used in) financing activities	122,114	(71,615)
Net increase in cash and cash equivalents	86,676	14,723
Net increase in restricted cash of discontinued operations	(20)	(941)
Net increase in unrestricted cash and cash equivalents	86,656	13,782
Cash and cash equivalents at beginning of year	14,282	500
Cash and cash equivalents at end of year	$100,938	$14,282

 IV